Exhibit 1.01

VOXX International Corporation
Conflict Minerals Report
For The Year Ended December 31, 2016

This is the Conflict Minerals Report of VOXX International Corporation (herein referred to as “Voxx,” the “Company,” “we,” “us,” or “our”) for Calendar Year 2016 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

The Conflict Minerals Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Conflict Minerals Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, the registrant must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (“CMR”), to the SEC that includes a description of those due diligence measures.

Company Overview and Supply Chain

We support the humanitarian goal of the Dodd-Frank Act in ending the illegal trade of Conflict Minerals originating in the Covered Countries, while supporting legitimate commercial ventures in the region. We do not purchase any Conflict Minerals directly from any source. We are dedicated to working with our suppliers to increase transparency regarding the origin of minerals contained in our products.

Product Lines: Voxx is a leading international manufacturer and distributor in the Automotive, Premium Audio and Consumer Accessories industries. Our principle products include rear-seat entertainment devices, satellite radio products, automotive security, remote start systems, digital TV tuners, mobile antennas, mobile multimedia devices, aftermarket/OE-styled radios, car-link smartphone telematics application, collision avoidance systems, location-based services, home theater systems, high-end loudspeakers, outdoor speakers, iPod/computer speakers, business music systems, cinema speakers, flat panel speakers, Bluetooth speakers, soundbars, headphones, DLNA (Digital Living Network Alliance) compatible devices, remote controls, wireless and Bluetooth speakers, karaoke products, action cameras, iris identification and security related products, personal sound amplifiers, infant/nursery products, A/V connectivity products, portable/home charging products, and reception and digital consumer products. We conducted an analysis of our products and found that tin, tantalum, tungsten and gold (3TG) are found in substantially all of our products.

Determination of In-Scope Products: We are subject to the Conflict Mineral Rule because certain products that we manufacture and distribute contain 3TG that are necessary to the functionality or production of the products; however, we do not directly source 3TG from mines, smelters or refiners. We believe that in most cases, we are several steps removed in the supply chain from these market participants, limiting our influence over their sourcing. Furthermore, because of the depth, geographic diversity, complexity and evolution of our supply chain, and due to competitive factors, we have difficulty identifying market participants above our direct suppliers in the supply chain and must rely on our direct suppliers to work with their upstream suppliers in order that they may provide us with accurate information about the origin of 3TG in the components we purchase.

Determination: For 2016, we did not find that any of the necessary 3TG contained in our products directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country; however, we did not conclude that any of our products were “DRC conflict free,” because there are too many remaining unknowns.  Furthermore, given that Voxx has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted. Our use of the terms “adjoining country,” “armed group” and “DRC conflict free” have the same meanings as those provided in the Conflict Minerals Rule.

Conflict Minerals Policy

Voxx strongly disapproves of the violence in the DRC and adjoining countries. We have a DRC Conflict Minerals sourcing policy setting forth that the Company does not knowingly source metals that come from conflict mines in the Eastern provinces of the Democratic Republic of Congo or adjoining countries (the “Conflict Region”). The Company has no policy that would avoid sourcing from the DRC and covered countries altogether, but rather strives to source responsibly from this region. Voxx’s goal is to ultimately be able to certify that all of its products are manufactured with conflict free minerals. Voxx’s Conflict Minerals Policy statement can be found here: http://www.voxxintl.com/policies/suppliers/

All employees who are members of the Company’s Conflict Minerals Process Organization (as defined in section 1.B. of the Due Diligence portion of the report) are required to review the Company’s policy on conflict minerals and the relevant due diligence process. The Process Administrator and Process Champions (as defined within Establish Strong Company Management Systems in the Due Diligence Design section) are responsible for ensuring that the related materials are appropriately communicated to organization members and key employees involved in the Company’s supply chain management.

Suppliers are encouraged to support industry efforts to enhance traceability and responsible practices in global mineral supply chains. The Company provides consultation and reference materials to all suppliers, as requested, to aid them in understanding our conflict mineral process and due diligence plan and in developing their own policies toward preventing the use of conflict minerals or derivative metals sourced from mines controlled by armed groups in the Conflict Region.

Reasonable Country of Origin Inquiry

As required by the Conflict Minerals Rule, we conducted a “reasonable country of origin inquiry” covering 2016. Voxx utilizes Conflict Minerals software and services provided by its External Conflict Minerals Advisor to conduct its reasonable country of origin inquiry. Our outreach included communicating requests for the Conflict-Free Sourcing Initiative (“CFSI”) Conflict Minerals Reporting Template (“the CMRT”) to all Voxx’s direct suppliers.

Supplier Surveys: Our data source consisted of all Company purchases for the calendar year and we identify our population of suppliers based on these purchases and focused on all products sourced from these suppliers. We requested that all suppliers provide information to us regarding 3TG and smelters using the CMRT. The CMRT was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities.

Our evaluation encompassed 100% of the raw materials we purchased in 2016 from third parties for which the Company has manufacturing oversight, in accordance with the Conflict Minerals Rule. For the purpose of the Reasonable Country of Origin Inquiry, Voxx continued to receive supply chain responses through May 23, 2017. Based on the process described above, Voxx received the following results from its Reasonable Country of Origin Inquiry:

Initial Assessment and Survey	2016	2015	2014	2013

Total products surveyed in responses received	7,182	7,204	8,243	6,939
Response rate (products):	80%	80%	71%	50%

Supplier Responses
Products containing no Conflict Minerals in materials provided to Voxx Corp:	1,777	1,284	1,597	2,060
	25%	18%	19%	30%

Products for which Conflict Minerals do not originate from DRC or adjoining countries:	3,659	3,905	5,565	3,834
	51%	54%	68%	55%

Product for which Conflict Minerals source is unknown:	1,746	2,015	1,081	1,045
	24%	28%	13%	15%

The Company has noted that supplier engagement has remained at its highest level for the calendar year ended December 31, 2016, as continued efforts have been made by the Company to contact all suppliers and obtain responses. Additionally, for 2016, although the number of unknown material in our supplier responses remains above 20%, which is higher than the first two years of our due diligence efforts, our supplier responses in 2016 and 2015 were significantly higher than they were when the Company began this process in 2013, and we believe we have compiled the most complete and accurate data for 2016 representing the minerals in our supply chain since the start of our due diligence efforts. Refer also to the Company’s Reasonable Country of Origin Inquiry process for the steps taken by the Company in 2016 above.

Provided below is a link to Voxx’s internet disclosure of this Conflict Minerals Report: http://investors.voxxintl.com/sec.cfm

Through Supply Chain Solutions, Voxx has created and maintains a database of this information, with the assistance of its External Conflict Minerals Advisor, 3E Company (“3E”). A copy of the declared sources of material has been included as part of this filing in Appendix A. The declared sources represent a summary of all available information, which has been declared by our suppliers in response to the RCOI.

Verification of Supplier Responses: We utilize the CMRT developed by the CFSI to identify smelters and refiners in our supply chain. The CMRT must be completed and signed by an appropriate supplier signatory, and requires suppliers to provide information concerning the usage and source of 3TG in their components, parts and products, as well as information concerning their related compliance efforts.

Each year, prior to administering the CMRT to our suppliers, 3E Company sends preliminary letters to each of our in-scope suppliers to provide additional information about the CMRT that will be sent. Voxx also offers to its suppliers online training sessions, through 3E, in multiple languages, in order to assist the suppliers in their understanding and timely completion of the CMRT and to educate them regarding the relevant SEC requirements and Voxx’s due diligence expectations.

Due Diligence Design

We have designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Mineral from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”). The OECD Guidance establishes a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Due diligence is required for the 3TG found during our Reasonable Country of Origin Inquiry that may possibly be sourced from the covered countries, or for which the origin is unknown based on our RCOI. The goal of our due diligence is to mitigate the risk that trade of 3TG in our products directly or indirectly funds illicit armed groups in the covered countries. The numbered headings below conform to the headings used in the OECD Guidance for each of the five steps.

1.	Establish Strong Company Management Systems

A.
Policy - As cited above, we have adopted a Conflict Minerals sourcing policy setting forth that the Company does not knowingly source metals that come from conflict mines in the Eastern provinces of the Democratic Republic of the Congo or adjoining countries (the “Conflict Region”). The Company strives to source responsibly from this region. Voxx’s goal is to ultimately be able to certify that all of its products are manufactured with conflict free minerals. Voxx’s Conflict Minerals Policy statement can be found at: http://www.voxxintl.com/policies/suppliers/

B.
Internal Management Systems to Support Supply Chain Due Diligence. Voxx has created internal standard operating procedures (“SOPs”) for its Conflict Minerals Process Organization (“the Organization”), which was established by the Company to lead the Company’s conflict minerals evaluation and due diligence process. These SOPs provide a step by step process that each business unit, department and employee must follow in order to generate and maintain the necessary information needed for Voxx’s compliance with the Rule.

The Organization is structured to provide Company-wide involvement of key individuals who have an impact on product development, procurement, production, supplier evaluation, public relations, corporate and social responsibility, information technology, legal and reporting. The members of the Organization are responsible for ensuring that the Company’s due diligence process is properly executed and all issues identified during implementation or ongoing execution are appropriately addressed and resolved on a timely basis. The Organization includes:

•	Process Oversight - VOXX International Corporation’s Board of Directors

•
Process Sponsor - President and Chief Executive Officer, who sets the tone at the top and emphasizes the importance of maintaining compliance with the Company’s established Conflict Minerals policy and due diligence process and improving supply chain management related to potential conflict minerals sources.

•
Process Leader - One of Voxx’s Assistant Vice Presidents in the Accounting Department, who develops and oversees the Conflict Minerals due diligence process, ensures compliance with due diligence objectives and oversees day to day coordination of efforts pertaining to the due diligence process between management, external advisors and auditors.

•
Process Administrator - Responsible for administering and documenting day to day activities of the Conflict Minerals due diligence process, and coordinating efforts between management, external advisors and auditors. This role is performed by one of the Company’s administrative assistants.

•	External Conflict Minerals Advisor - 3E Company

•
Conflict Minerals Steering Committee - Representing a cross-section of the Company’s organizational leadership, responsible for sustaining and driving the Conflict Minerals due diligence process, making decisions and ensuring the evaluation process proceeds efficiently and effectively. The members of this committee include the Company’s Senior Vice President and Chief Operating Officer, General Counsel, as well identified leads at Corporate headquarters and within the Company’s subsidiaries at which the majority of products and materials containing conflict minerals reside, generally members of the Engineering Department.

•
Corporate Compliance Team - Responsible for monitoring the control environment related to, and management of, the external reporting process. Members of this team include the Manager of Financial Reporting and the Director of Corporate Compliance, who are responsible for the filing of SEC reports and the Company’s SOX compliance, as well as members of the Accounting Department, who carry out the conflict minerals due diligence objectives.

•
Conflict Minerals Champions - Designated individuals at each of the Company’s subsidiaries responsible for monitoring the functions in their respective processes, communicating with the Conflict Minerals Steering Committee about issues and changes within their processes and communicating with local personnel on new developments or requirements of the Conflict Minerals evaluation.

•
Significant Subsidiaries and Process Owners - Significant operating groups (and their respective owners/group leaders) identified by Company management that source or manufacture products containing minerals included on the Conflict Minerals list and requiring evaluation.

The Conflict Minerals Steering Committee, Corporate Compliance Team and Conflict Minerals Champions are responsible for assisting the Process Owners in the development, documentation and implementation of the Company’s procedures and the evaluation of potential conflict minerals procurement for its supply chain. All internal resources performing and/or assisting in the Conflict Minerals evaluation and due diligence are qualified to perform his/her respective duties in the evaluation and are trained on the systems used to carry out the Company’s due diligence.

Voxx uses 3E’s online database to maintain business records, including supplier responses, supplier corrective actions and risk mitigation processes. A report is generated from the database, at least annually, outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment.

C.
Establish System of Controls and Transparency Over Mineral Supply Chain. We use 3E’s online database to track and evaluate supplier responses, which produces reports including red flags on suppliers currently providing conflict minerals and the metals contained in the product; items and related suppliers with one or more red flags; suppliers with insufficient responses; suppliers with anomalies in the due diligence process that need resolution; and suppliers who fail to respond. This report is used to prepare the Company’s annual Conflict Minerals Report, as well as to plan for the subsequent years’ due diligence efforts. The storage of these metrics is an important part of demonstrating transparency and in accordance with OECD guidance in Step 1 - C.5., is maintained for a minimum of five (5) years, which allows Voxx to show the long-term evolution and improvement of its program to its shareholders.

D.
Strengthen Company Engagement with Suppliers. For the 2013, 2014 and 2015 Conflict Minerals reporting years, members of the Company’s Conflict Minerals Process Organization traveled to the annual Consumer Electronics Show (“CES”) in Las Vegas, Nevada, held each January, in order to conduct in-person meetings with several of the Company’s top suppliers to discuss the Company’s conflict mineral initiatives and provide additional information and answer inquiries related to the CMRT administered. The meetings were arranged by Voxx’s Process Administrator, based on information obtained and supplied by the Company’s engineers, purchasing department and project managers, through their ongoing communication with the suppliers throughout the year. These meetings provided the Company with the opportunity to engage with suppliers and direct them to information and training resources to attempt to increase the response rate and improve the content of the supplier survey responses. During 2015, the Company and representatives from 3E met with several suppliers to review previous submissions of the CMRT and discuss how to properly complete the template. Many suppliers had not provided the necessary level of detail in prior years and the Company specifically arranged time with these suppliers to address their questions and clearly express the Company’s expectations. Going forward, The Company intends to hold these meetings biennially in order to maintain its relationships with vendors that have been developed in prior years, as we believe the ability to meet with these suppliers in person improves the due diligence process.

The Company strives to maintain positive long-term relationships with all of its suppliers while remaining cost competitive in the market and upholding established quality standards. Whenever possible, the Company will leverage its long-term relationships to influence its suppliers to support conflict minerals initiatives and enable the Company to continue to responsibly source from them.

2.	Identify and Assess Risk in the Supply Chain

A.
Identify Smelters/Refiners in Supply Chain. The Company’s consultant, 3E Company, has created and maintains for Voxx, a supplier database to facilitate supply chain inquiries and control the documentation of due diligence performed related to potential conflict minerals within its supply chain. The supplier database is maintained within a software tool, Supply Chain Solutions, provided to the Company by 3E. 3E ensures the security of supplier information and that responsible Organization members have been granted access to enter and maintain products and suppliers within the database and execute supplier inquiries. The Company reports on all conflict mineral related products each year. In order accomplish this, the suppliers of each item on the active item lists provided by the operating groups are identified. After the initial assessment is complete, suppliers providing conflict mineral related items are clearly identified in the Supplier Database.

We request all of our suppliers to complete the CMRT to determine the mines or locations of origin of 3TG in our supply chain. Additionally, we request that suppliers provide us with smelter IDs, as applicable, related to the smelters they source from. We use the data collected to compare to a validated smelter list to help us decide how we wish to conduct business with these suppliers going forward.

B.
Risk Assessment Scope. Members of the Corporate Compliance team meet with advisors from 3E at least bi-weekly after CMRTs are sent to the suppliers in order to discuss the status of due diligence efforts, as well as to improve efforts to obtain information on country of origin of the minerals and to mitigate red flags.

C.
Assess Due Diligence. Responses to the CMRT must contain all required data in the format corresponding to the survey. If responses are incomplete or inconsistent, the supplier is contacted and asked for missing or supplemental data. This is initially done by 3E via emails sent to the suppliers and followed up by telephone contact. After unsuccessful attempts at contact by 3E, the supplier and CMRT information in question will be referred to the Corporate Compliance team as ‘non-responsive,’ where additional attempts to contact the supplier via email or phone are made by the team in order to obtain the required information and reiterate the Company’s expectations of compliance.

Product information provided in the CMRT responses are compared to the Company’s purchasing records for the suppliers to ensure it supports the supplier’s disclosure (i.e. products included on the CMRT match products listed in supplier’s response). Some suppliers provide a ‘company level response,’ which is a disclosure of all the metals and smelters the supplier uses in every product it sells. When a company level response is received, 3E and the Corporate Compliance Team review the information and materials listed, as compared to the Company’s purchasing records.

Smelter information provided in the CMRT is compared to the CFSI Conflict Free Smelter (“CFS”) list at http://www.conflictfreesourcing.org. 3E compares supplier reported smelter information per the completed CMRT to the list on this site to validate whether the smelter is known and further determine its status with CFSI in the event it is known (i.e. Compliant, Active, In Progress, or none). 3E’s conflict mineral software provides reports broken down by “known” and “unknown” smelters for review by the Corporate Compliance team.

3.	Design and Implement a Strategy to Respond to Identified Risks

We have procedures for monitoring and reporting on risk to designated senior management, the Audit Committee and the Board of Directors. Pursuant to these procedures, the findings of our compliance efforts are reported to senior management of the Company, as well as to the Board of Directors and Audit Committee.

4.	Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

In connection with our due diligence, we utilize information made available by the CFSI concerning third party audits of smelters and refiners to determine whether the smelter or refiner has obtained a conflict free certification and remains in compliance.

5.	Report on Supply Chain Due Diligence

We file a form SD, and to the extent applicable, a Conflict Mineral Report, with the Securities and Exchange Commission and make them available on our website.

Due Diligence Execution

1.
We sent requests to all of our suppliers identified for 2016 who we believe sold us products containing 3TG. We requested that they complete a CMRT and provide us with smelter ID’s, as applicable, related to the smelters they source from. We (3E Company, followed by the Corporate Compliance team) followed up via email and phone with suppliers who did not provide a response or provided an incomplete CMRT within the specified time frame communicated to the suppliers.

2.
We compared product information provided in the CMRT responses to our purchasing records for the suppliers to ensure it supports the supplier’s disclosure (i.e. products included on the CMRT match products listed in supplier’s response). Any inconsistencies in information resulted in follow up emails or phone calls to the supplier to clarify the CMRT responses.

3.	We reviewed the smelter information provided by suppliers in the CMRT and compared the information against the CFS list.

4.
The findings of our compliance efforts with respect to the calendar year ended December 31, 2016 were reported to senior management of the Company, as well as to the Board of Directors and Audit Committee.

Future steps to be taken to improve due diligence and risk mitigation

We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that the conflict minerals in our products finance or benefit armed groups in the DRC:

•	Continue to engage suppliers to obtain current, accurate and complete information about the supply chain.

•	Conduct a “lessons learned” meeting with our External Conflict Minerals Advisors to discuss how best to focus our efforts on non-responsive vendors.

•	Consider incorporating Conflict Minerals compliance language into our contracts with suppliers as they are entered into or renewed.

•
Work toward moving our due diligence efforts to the contract initiation/purchase order phase of our supplier relationships by requiring our suppliers to provide CMRT information on the date we enter into purchase orders or initial supplier agreements.

•	Continue to focus efforts to determine the source of components that the Company identified as not being conflict free or that had unknown results.

•	Work through the CFSI to expand the smelters and refiners participating in the CFS Program.

•
Engage any suppliers, if found to be providing us with components or materials containing conflict minerals from sources that support conflict in the DRC, to establish an alternative source of conflict minerals that does not support such conflict.

•	Work with the OECD and relevant trade associations to define and improve best practices and encourage responsible sourcing of conflict minerals.

Based on the information provided by Voxx’s suppliers utilized during 2016, the Company believes that the facilities that may have been used to process 3TG’s in our products include the smelters and refiners listed in Appendix A below.

The supplier responses included Known and Unknown smelters, but based on the absence of reliable information on the Unknown smelters, only the Known smelters have been included in Appendix A.

Appendix A
Smelter Name	SmelterCountry	Gold	Tungsten	Tantalum	Tin
A.L.M.T. TUNGSTEN Corp.	JPN		X
ACL Metais Eireli	BRA		X
Advanced Chemical Company	USA	X
Aida Chemical Industries Co., Ltd.	JPN	X
Aktyubinsk Copper Company TOO	KAZ	X
Al Etihad Gold Refinery DMCC	ARE	X
Allgemeine Gold-und Silberscheideanstalt A.G.	DEU	X
Almalyk Mining and Metallurgical Complex (AMMC)	UZB	X
Alpha	USA				X
An Thai Minerals Co., Ltd.	VNM				X
An Vinh Joint Stock Mineral Processing Company	VNM				X
AngloGold Ashanti Córrego do Sítio Mineração	BRA	X
Argor-Heraeus S.A.	CHE	X
Asahi Pretec Corporation	JPN	X
Asahi Refining Canada Limited	CAN	X
Asahi Refining USA Inc.	USA	X
Asaka Riken Co., Ltd	JPN	X
Asia Tungsten Products Vietnam Ltd.	VNM		X
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TUR	X
AU Traders and Refiners	ZAF	X
AURA-II	USA	X
Aurubis AG	DEU	X
Bangalore Refinery	IND	X
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHL	X
Bauer Walser AG	DEU	X
Boliden AB	SWE	X
C. Hafner GmbH + Co. KG	DEU	X
Caridad	MEX	X
CCR Refinery - Glencore Canada Corporation	CAN	X
Cendres + Métaux SA	CHE	X
Changsha South Tantalum Niobium Co., Ltd.	CHN			X
Chenzhou Diamond Tungsten Products Co., Ltd.	CHN		X
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHN				X
Chimet S.p.A.	ITA	X
China National Gold Group Corporation	CHN	X

China National Gold Group Corporation	CHN	X
China Tin Group Co., Ltd.	CHN				X
Chongyi Zhangyuan Tungsten Co., Ltd.	CHN		X
Chugai Mining	JPN	X
CNMC (Guangxi) PGMA Co. Ltd.	CHN				X
Colt Refining	USA	X
Conghua Tantalum and Niobium Smeltry	CHN			X
Cooperativa Metalurgica de Rondônia Ltda.	BRA				X
CV Ayi Jaya	IDN				X
CV Dua Sekawan	IDN				X
CV Gita Pesona	IDN				X
CV Justindo	IDN				X
CV Makmur Jaya	IDN				X
CV Serumpun Sebalai	IDN				X
CV Tiga Sekawan	IDN				X
CV United Smelting	IDN				X
CV Venus Inti Perkasa	IDN				X
D Block Metals, LLC	USA			X
Daejin Indus Co., Ltd.	KOR	X
DaeryongENC	KOR	X
Daye Non-Ferrous Metals Mining Ltd.	CHN	X
Dayu Jincheng Tungsten Industry Co., Ltd.	CHN		X
Dayu Weiliang Tungsten Co., Ltd.	CHN		X
DODUCO Gmbh	DEU	X
Dowa	JPN	X
Dowa	JPN				X
DSC (Do Sung Corporation)	KOR	X
Duoluoshan	CHN			X
E.S.R. Electronics	USA			X
Eco-System Recycling Co., Ltd.	JPN	X
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VNM				X
Elemetal Refining, LLC	USA	X
Elmet S.L.U.	ESP				X
EM Vinto	BOL				X
Emirates Gold DMCC	ARE	X
Estanho de Rondônia S.A.	BRA				X
Exotech Inc.	USA			X
F&X Electro-Materials Ltd.	CHN			X
Faggie Enrico S.p.A.	ITA	X
Feinhütte Halsbrücke GmbH	DEU				X
Fenix Metals	POL				X
Fidelity Printers and Refiners Ltd.	ZWE	X
FIR Metals & Resource Ltd.	CHN			X

Fujian Jinxin Tungsten Co., Ltd.	CHN		X
Gansu Seemine Material Hi-Tech Co Ltd	CHN	X
Ganxian Shirui New Material Co., Ltd.	CHN		X
Ganzhou Haichuang Tungsten Industry Co., Ltd.	CHN		X
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHN		X
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHN		X
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHN		X
Ganzhou Seadragon W & Mo Co., Ltd.	CHN		X
Ganzhou Yatai Tungsten Co., Ltd.	CHN		X
Geib Refining Corporation	USA	X
Gejiu Fengming Metallurgy Chemical Plant	CHN				X
Gejiu Jinye Mineral Company	CHN				X
Gejiu Kai Meng Industry and Trade LLC	CHN				X
Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHN				X
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHN				X
Gejiu Zi-Li	CHN				X
Global Advanced Metals	USA			X
Global Advanced Metals Aizu	JPN			X
Global Advanced Metals Boyertown	USA			X
Global Tungsten & Powders Corp.	USA		X
Great Wall Precious Metals Co., Ltd. of CBPM	CHN	X
Guangdong Jinding Gold Limited	CHN	X
Guangdong Xianglu Tungsten Co., Ltd.	CHN		X
Guangdong Zhiyuan New Material Co., Ltd.	CHN			X
Guanyang Guida Nonferrous Metal Smelting Plant	CHN				X
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHN			X
Gujarat Gold Centre	IND	X
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHN	X
H.C. Starck Co., Ltd.	THA			X
H.C. Starck GmbH Goslar	DEU			X
H.C. Starck GmbH Laufenburg	DEU			X
H.C. Starck Group	DEU			X
H.C. Starck Group	DEU			X
H.C. Starck Hermsdorf GmbH	DEU			X
H.C. Starck Inc.	USA			X
H.C. Starck Ltd.	JPN			X

H.C. Starck Smelting GmbH & Co. KG	DEU			X
H.C. Starck Smelting GmbH & Co.KG	DEU		X
H.C. Starck Tungsten GmbH	DEU		X
Hangzhou Fuchunjiang Smelting Co., Ltd.	CHN	X
HC Starck Group GmbH	DEU		X
Heimerle + Meule GmbH	DEU	X
Hengyang King Xing Lifeng New Materials Co., Ltd.	CHN			X
Heraeus Ltd. Hong Kong	CHN	X
Heraeus Precious Metals GmbH & Co. KG	DEU	X
Hi-Temp Specialty Metals, Inc.	USA			X
HuiChang Hill Tin Industry Co., Ltd.	CHN				X
Huichang Jinshunda Tin Co. Ltd	CHN				X
Hunan Chenzhou Mining Group Co., Ltd.	CHN	X
Hunan Chenzhou Mining Group Co., Ltd.	CHN		X
Hunan Chuangda Vandadium Tungsten Co., Ltd. Wuji	CHN		X
Hunan Chuangda Vandadium Tungsten Co., Ltd. Yanglin	CHN		X
Hunan Chunchang Nonferrous Metals Co., Ltd.	CHN		X
HwaSeong CJ Co. Ltd.	KOR	X
Hydrometallurg, JSC	RUS		X
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHN	X
Ishifuku Metal Industry Co., Ltd.	JPN	X
Istanbul Gold Refinery	TUR	X
Japan Mint	JPN	X
Japan New Metals Co., Ltd.	JPN		X
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHN		X
Jiangxi Copper Co., Ltd.	CHN	X
Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHN		X
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHN			X
Jiangxi Gan Bei Tungsten Co., Ltd.	CHN		X
Jiangxi Ketai Advanced Material Co., Ltd.	CHN				X
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHN		X
Jiangxi Nanshan	CHN				X
Jiangxi Nanshan	CHN				X
Jiangxi Richsea New Materials Co., Ltd.	CHN		X

Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHN		X
Jiangxi Tuohong New Raw Material	CHN			X
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHN		X
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHN		X
Jiangxi Yaosheng Tungsten Co., Ltd.	CHN		X
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHN			X
Jiujiang Tanbre Co., Ltd.	CHN			X
Jiujiang Zhongao Tantalum & Niobium Co, Ltd.	CHN			X
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUS	X
JSC Uralelectromed	RUS	X
JX Nippon Mining & Metals Co., Ltd.	JPN	X
Kaloti Precious Metals	ARE	X
Kazakhmys Smelting LLC	KAZ	X
Kazzinc	KAZ	X
Kemet Blue Metal	USA			X
KEMET Blue Metals	MEX			X
KEMET Blue Powder	USA			X
Kennametal Fallon	USA		X
Kennametal Huntsville	USA		X
Kennecott Utah Copper LLC	USA	X
KGHM Polska MiedŸ Spó³ka Akcyjna	POL	X
King-Tan Tantalum Industry Ltd.	CHN			X
Kojima Chemicals Co., Ltd	JPN	X
Korea Metal Co. Ltd	KOR	X
Korea Zinc Co., Ltd.	KOR	X
Kyrgyzaltyn JSC	KGZ	X
Kyshtym Copper-Electrolytic Plant ZAO	RUS	X
L' azurde Company For Jewelry	SAU	X
Lingbao Gold Company Limited	CHN	X
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHN	X
Linwu Xianggui Smelter Co	CHN				X
LSM Brasil S.A.	BRA			X
LS-NIKKO Copper Inc.	KOR	X
Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHN	X
Magnu's Minerais Metais e Ligas LTDA	BRA				X
Malaysia Smelting Corporation (MSC)	MYS				X
Malipo Haiyu Tungsten Co., Ltd.	CHN		X
Materion	USA	X

Matsuda Sangyo Co., Ltd.	JPN	X
Melt Metais e Ligas S.A.	BRA				X
Metahub Industries Sdn. Bhd.	MYS	X
Metahub Industries Sdn. Bhd.	MYS				X
Metallic Resources, Inc.	USA				X
Metallo Chimique	BEL				X
Metallo-Chimique N.V.	BEL				X
Metallurgical Products India Pvt., Ltd.	IND			X
Metalor Technologies (Hong Kong) Ltd.	CHN	X
Metalor Technologies (Singapore) Pte., Ltd.	SGP	X
Metalor Technologies (Suzhou) Ltd.	CHN	X
Metalor Technologies S.A.	CHE	X
Metalor USA Refining Corporation	USA	X
Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEX	X
Mineração Taboca S.A.	BRA			X
Mineração Taboca S.A.	BRA				X
Minmetals Ganzhou Tin Co. Ltd.	CHN				X
Minsur	PER				X
Mitsubishi Materials Corporation	JPN	X
Mitsubishi Materials Corporation	JPN				X
Mitsui Mining & Smelting	JPN			X
Mitsui Mining and Smelting Co., Ltd.	JPN	X
MMTC-PAMP India Pvt., Ltd	IND	X
Modeltech Sdn Bhd	MYS	X
Modeltech Sdn Bhd	MYS				X
Moliren Ltd	RUS		X
Molycorp Silmet A.S.	EST			X
Morris and Watson	NZL	X
Moscow Special Alloys Processing Plant	RUS	X
Nadir Metal Rafineri San. Ve Tic. A.ª.	TUR	X
Nankang Nanshan Tin Manufactory Co., Ltd.	CHN				X
Navoi Mining and Metallurgical Combinat	UZB	X
Nghe Tinh Non-Ferrous Metals Joint Stock Company	VNM				X
Niagara Refining LLC	USA		X
Nihon Material Co., Ltd.	JPN	X
Ningxia Orient Tantalum Industry Co., Ltd.	CHN			X
Novosibirsk Integrated Tin Works	RUS				X
Novosibirsk Processing Plant Ltd.	RUS				X
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VNM		X
O.M. Manufacturing (Thailand) Co., Ltd.	THA				X

O.M. Manufacturing Philippines, Inc.	PHL				X
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUT	X
Ohura Precious Metal Industry Co., Ltd.	JPN	X
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUS	X
OJSC Kolyma Refinery	RUS	X
OJSC Novosibirsk Refinery	RUS	X
Operaciones Metalurgical S.A.	BOL				X
PAMP S.A.	CHE	X
Penglai Penggang Gold Industry Co Ltd	CHN	X
Philippine Chuangxin Industrial Co., Inc.	PHL		X
Phoenix Metal Ltd.	RWA				X
Plansee	AUT			X
Plansee SE Liezen	AUT			X
Plansee SE Reutte	AUT			X
Pobedit, JSC	RUS		X
Power Resources Ltd.	MKD			X
Prioksky Plant of Non-Ferrous Metals	RUS	X
PT Alam Lestari Kencana	IDN				X
PT Aneka Tambang (Persero) Tbk	IDN	X
PT Aries Kencana Sejahtera	IDN				X
PT Artha Cipta Langgeng	IDN				X
PT ATD Makmur Mandiri Jaya	IDN				X
PT Babel Inti Perkasa	IDN				X
PT Babel Surya Alam Lestari	IDN				X
PT Babel Surya Alam Lestari	IDN				X
PT Bangka Kudai Tin	IDN				X
PT Bangka Prima Tin	IDN				X
PT Bangka Putra Karya	IDN				X
PT Bangka Timah Utama Sejahtera	IDN				X
PT Bangka Tin Industry	IDN				X
PT Belitung Industri Sejahtera	IDN				X
PT BilliTin Makmur Lestari	IDN				X
PT Bukit Timah	IDN				X
PT Cipta Persada Mulia	IDN				X
PT DS Jaya Abadi	IDN				X
PT Eunindo Usaha Mandiri	IDN				X
PT Fang Di MulTindo	IDN				X
PT HP Metals Indonesia	IDN				X
PT HP Metals Indonesia	IDN				X
PT Inti Stania Prima	IDN				X
PT Karimun Mining	IDN				X
PT Kijang Jaya Mandiri	IDN				X
PT Koba Tin	IDN				X

PT Menara Cipta Mulia	IDN				X
PT Mitra Stania Prima	IDN				X
PT O.M. Indonesia	IDN				X
PT Panca Mega Persada	IDN				X
PT Pelat Timah Nusantara Tbk	IDN				X
PT Prima Timah Utama	IDN				X
PT Refined Bangka Tin	IDN				X
PT Sariwiguna Binasentosa	IDN				X
PT Seirama Tin investment	IDN				X
PT Stanindo Inti Perkasa	IDN				X
PT Sukses Inti Makmur	IDN				X
PT Sumber Jaya Indah	IDN				X
PT Timah (Persero) Tbk Kundur	IDN				X
PT Timah (Persero) Tbk Mentok	IDN				X
PT Tinindo Inter Nusa	IDN				X
PT Tirus Putra Mandiri	IDN				X
PT Tommy Utama	IDN				X
PT Wahana Perkit Jaya	IDN				X
PT Yinchendo Mining Industry	IDN				X
PX Précinox S.A.	CHE	X
QuantumClean	USA			X
Rand Refinery (Pty) Ltd.	ZAF	X
Remondis Argentia B.V.	NLD	X
Republic Metals Corporation	USA	X
Resind Indústria e Comércio Ltda.	BRA			X
Resind Indústria e Comércio Ltda.	BRA				X
Royal Canadian Mint	CAN	X
Rui Da Hung	TWN				X
SAAMP	FRA	X
Sabin Metal Corp.	USA	X
SAFINA A.S.	CZE	X
Sai Refinery	IND	X
Samduck Precious Metals	KOR	X
SAMWON METALS Corp.	KOR	X
Sanher Tungsten Vietnam Co., Ltd.	VNM		X
SAXONIA Edelmetalle GmbH	DEU	X
Schone Edelmetaal B.V.	NLD	X
SEMPSA Joyería Platería S.A.	ESP	X
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHN	X
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHN	X
Shanghai Jiangxi Metals Co., Ltd.	CHN			X
Sichuan Tianze Precious Metals Co., Ltd.	CHN	X
Singway Technology Co., Ltd.	TWN	X
So Accurate Group, Inc.	USA	X
SOE Shyolkovsky Factory of Secondary Precious Metals	RUS	X
Soft Metais Ltda.	BRA				X

Solar Applied Materials Technology Corp.	TWN	X
Solikamsk Magnesium Works OAO	RUS			X
South-East Nonferrous Metal Company Limited of Hengyang City	CHN		X
Sudan Gold Refinery	SDN	X
Sumitomo Metal Mining Co., Ltd.	JPN	X
T.C.A S.p.A.	ITA	X
Taki Chemical Co., Ltd.	JPN			X
Tanaka Kikinzoku Kogyo K.K.	JPN	X
Tantalite Resources	ZAF			X
Tejing (Vietnam) Tungsten Co., Ltd.	VNM		X
Telex Metals	USA			X
Thaisarco	THA				X
The Refinery of Shandong Gold Mining Co., Ltd	CHN	X
Tokuriki Honten Co., Ltd	JPN	X
Tongling nonferrous Metals Group Co.,Ltd	CHN	X
Tony Goetz NV	BEL	X
TOO Tau-Ken-Altyn	KAZ	X
Torecom	KOR	X
Tranzact, Inc.	USA			X
Tuyen Quang Non-Ferrous Metals Joint Stock Company	VNM				X
Ulba Metallurgical Plant JSC	KAZ			X
Umicore Brasil Ltda.	BRA	X
Umicore Precious Metals Thailand	THA	X
Umicore S.A. Business Unit Precious Metals Refining	BEL	X
Unecha Refractory metals plant	RUS		X
United Precious Metal Refining, Inc.	USA	X
Universal Precious Metals Refining Zambia	ZMB	X
Valcambi S.A.	CHE	X
Vietnam Youngsun Tungsten Industry Co., Ltd	VNM		X
VQB Mineral and Trading Group JSC	VNM				X
Western Australian Mint trading as The Perth Mint	AUS	X
White Solder Metalurgia e Mineração Ltda.	BRA				X
WIELAND Edelmetalle GmbH	DEU	X
Wolfram Bergbau und Hutten AG	AUT		X
Wolfram Company CJSC	RUS		X
Woltech Korea Co., Ltd.	KOR		X
Xiamen Tungsten (H.C.) Co., Ltd.	CHN		X
Xiamen Tungsten Co., Ltd.	CHN		X

Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHN		X
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHN		X
XinXing HaoRong Electronic Material Co., Ltd.	CHN			X
Yamamoto Precious Metal Co., Ltd.	JPN	X
Yanling Jincheng Tantalum Co., Ltd.	CHN			X
Yichun Jin Yang Rare Metal Co., Ltd.	CHN			X
Yokohama Metal Co., Ltd.	JPN	X
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHN				X
Yunnan Copper Industry Co Ltd	CHN	X
Yunnan Tin Group (Holding) Co., Ltd.	CHN				X
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHN	X
Zhuzhou Cemented Carbide Group Co Ltd	CHN		X
Zhuzhou Cemented Carbide Group Co., Ltd.	CHN			X
Zijin Mining Group Co., Ltd. Gold Refinery	CHN	X